Exhibit 3.11
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
MOBILE MINI, LLC
Dated as of July 27, 2001
     This Limited Liability Company Operating Agreement (this “Agreement”) of Mobile Mini, LLC, a California limited liability company (the “Company”), is entered into by Mobile Mini, Inc., a Delaware corporation (the “Member”), as sole member of the Company.
RECITALS:
          A. The Member caused the Company to be formed pursuant to the provisions of the (California) Beverly-Killea Limited Liability Company Act as set forth in Title 2.5 (commencing with Section 17000) of the Corporations Code of the State of California (the “Act”); and
          B. The Member, as sole member of the Company, desires to enter into this Agreement to define formally and express the terms of such limited liability company and the Member’s rights and obligations with respect thereto.
          NOW THEREFORE, the Member, as sole member of the Company, hereby agrees as follows:
          1. Name. The name of the Company is Mobile Mini, LLC.
          2. Purpose. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.
          3. Registered Office and Agent. The Company shall continuously maintain an office and registered agent in the State of California as required by the Act. The address of the registered office of the Company in California is Mobile Mini, LLC, c/o Bryan Cave LLP, 120 Broadway, Suite 300, Santa Monica, California 90401. The registered agent for service of process of the Company is CT Corporation, 915 L Street, Suite 1440, Sacramento, California, 95814.
          4. Member. The name and the business address of the Member is Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona, 85283.
          5. Management. Management of the Company shall be vested in the Member.

          6. Term; Dissolution. The Company shall have perpetual existence until dissolved and its affairs wound up upon the first to occur of the following: (a) dissolution in accordance with the Act, (b) written consent of the Member, or (c) the resignation, expulsion, bankruptcy, dissolution, death or insanity of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company.
          7. Capital Contributions. The Member has contributed or will contribute 100% of the capital of the Company, but any contribution shall be made on or made in the sole discretion of the Member.
          8. Allocation Profits and Losses; Tax Matters. For so long as, and during such time as the Company shall have only one member, the following shall apply for Federal income tax purposes and relevant State income tax purposes, but only for such purposes: (i) in accordance with Section 301.7701-3(a) of the Income Tax Regulations, the Company shall be disregarded as an entity separate from such member; (ii) all items of income, gain, loss, deduction and credit of the Company shall be treated as recognized directly by such member; and (iii) the assets and liabilities of the Company shall be treated as the assets and liabilities of such member. For so long as, and during such time as the Company shall have more than one member, the profits and losses of the Company shall be allocated between or among the members in proportion to their relative respective capital contributions. This characterization, solely for tax purposes, does not create or imply a general partnership between the Members for state law or any other purpose. Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.
          9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
          10. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company.
          11. Uncertificated Interests. A member’s (including the Member’s) limited liability company interest in the Company shall be an uncertificated security governed by Article 8 of the Uniform Commercial Code.
          12. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member and provided that any such member becomes a party to this Agreement, as may be amended from time to time.
          13. Liability of Member. No liability shall attach to the Member as a result of being a member of the Company.
          14. Amendment. This Agreement may be amended from time to time with the written consent of the Member.

          15.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of California, all rights and remedies being governed by said laws.
          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of July 27, 2001.

MOBILE MINI, INC., a Delaware corporation
By:
	Name:	Lawrence Trachtenberg
Its: Executive Vice President and Secretary

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